Exhibit 99.1

CONTACT:

Q.E.P. Co., Inc.

Stuart F. Fleischer

Chief Financial Officer

561-994-5550

Q.E.P. CO., INC. REPORTS STRONG FISCAL 2008

RESULTS

RECORD ANNUAL SALES - $217.5 MILLION

RECORD ANNUAL OPERATING INCOME - $9.7 MILLION

BOCA RATON, FLORIDA—May 29, 2008—Q.E.P. CO., INC. (Nasdaq: QEPC) (the “Company” or “Q.E.P.”), today filed a Form 10-K with the SEC to announce its financial results for the fourth quarter and fiscal year ended on February 29, 2008.

Lewis Gould, Q.E.P.’s Chairman and Chief Executive Officer, stated: “Fiscal 2008 was a good, important and profitable year. We achieved record sales of $217.5 million even with the loss of sales from the divestiture of two non-core businesses that occurred in the first half of the year. I am delighted that the Company was able to significantly improve our gross margin for both the 2008 fourth quarter to 29.5% from 2007’s fourth quarter of 27.9% and for the full year to 28.9% from last year’s 27.5%, as we turned around our bottom line from a loss in fiscal 2007 to a meaningful profit in fiscal 2008. In addition, during fiscal 2008, we purchased a large manufacturing and distribution facility in California to provide improved service to the Company’s West Coast customers, removed a major stock overhang by settling and terminating the outstanding put warrant liability and, as previously mentioned, divested two non-core businesses.”

The Company achieved record net sales of $217.5 million in fiscal 2008, which were $1.5 million higher than fiscal 2007 net sales of $216.0 million. For the fourth quarter of fiscal 2008, net sales were $48.8 million, a decrease of $4.5 million from the $53.3 million reported in the same quarter of fiscal 2007.

A better product mix at the Company’s North American operations resulted in the gross margin increasing both for the fiscal 2008 fourth quarter and fiscal year compared to the same periods in 2007. The gross margin in the 2008 fourth quarter increased 162 basis points and for the full year it improved 140 basis points. The gross profit for fiscal 2008 grew $3.5 million to $62.8 million despite a $0.5 million fourth quarter decrease in the gross profit. For the 2008 fourth quarter, gross profit was $14.4 million.

By controlling operating expenses, the Company reported record annual operating income of nearly $9.7 million, compared to an operating loss in fiscal 2007 of $3.6 million (due primarily to a $7.5 million impairment loss on goodwill and other intangibles). Fourth-quarter operating income was $1.4 million, or $0.4 million higher than the fourth quarter of fiscal 2007.

The Company reported annual net income of $2.2 million, or $0.61 per diluted share, compared to a net loss of $5.8 million, or a loss of $1.71 per diluted share for fiscal 2007. Fourth-quarter net income was $0.5 million, or $.14 per diluted share, compared to net income of $0.2 million, or $0.06 per diluted share for the fourth quarter of fiscal 2007.

Excluding the change in the put warrant liability and other non-recurring items, the Company reported fiscal 2008 adjusted net income of $3.6 million, or $1.00 per diluted share, compared to an adjusted net loss of $0.2 million, or a loss of $0.05 per diluted share for fiscal 2007.

In addition, the Company generated $7.2 million of cash from operations in fiscal 2008, compared to $4.9 million of cash from operations in fiscal 2007. With the cash generated from operations and the sale of the Company’s O’Tool and Stone Holdings operations, the Company paid the $2.3 million put warrant settlement and reduced its debt by $5.9 million.

The Company will host a conference call to discuss these results and to answer questions at 10:00 a.m. ET, Friday May 30, 2008. To participate in the conference call, please dial 1-800-762-9439 five to 10 minutes before the call is scheduled to begin.

While we hope you will be able to join us for the call, we have arranged to have the teleconference session available for replay from 1:00 p.m. ET on May 30, 2008 until midnight on June 6, 2008. The number to hear the teleconference replay is 1-800-406-7325. The access code for the replay is 3884239.

Certain statements in this press release are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are our assumptions relating to the expected growth in sales of our products, the continued success of our manufacturing processes, continued increases in the cost of raw materials and finished goods, improvements in productivity and cost reductions, the continued success of initiatives with certain of our customers, the success of our initiatives, the success of our sales and marketing efforts and other business and economic factors. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of our Annual Report on Form 10-K for the year ended February 29, 2008, filed with the SEC, and in our quarterly reports filed with the SEC.

-Financial Information Follows-

Q.E.P. CO., Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share data)

	February 29, 2008	February 28, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$949	$822
Accounts receivable, less allowance for doubtful accounts of approximately $431 and $354 as of February 29, 2008 and February 28, 2007, respectively	32,543	34,491
Inventories	26,496	27,042
Prepaid expenses and other current assets	2,505	1,349
Deferred income taxes	754	1,299

Total current assets	63,247	65,003

Property and equipment, net	7,851	6,770
Deferred income taxes, net	1,787	2,764
Goodwill	9,685	9,563
Other intangible assets, net	2,717	2,831
Other assets	339	225

Total Assets	$85,626	$87,156

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$15,968	$18,037
Accrued liabilities	11,690	9,769
Lines of credit	24,537	27,405
Current maturities of long term debt	1,977	4,085
Put warrant liability	—	861

Total current liabilities	54,172	60,157

Notes payable	4,472	2,398
Other long-term debt	250	2,551
Other long-term liabilities	377	—

Total Liabilities	59,271	65,106

Commitments and Contingencies	—	—

SHAREHOLDERS’ EQUITY
Preferred stock; 2,500 shares authorized, $1.00 par value; 337 shares issued and outstanding at February 29, 2008 and February 28, 2007	337	337
Common stock; 20,000 shares authorized, $.001 par value; 3,528 shares and 3,523 shares issued, and 3,433 shares and 3,440 shares outstanding at February 29, 2008 and February 28, 2007, respectively	3	3
Additional paid-in capital	10,154	9,981
Retained earnings	16,574	14,770
Treasury stock; 95 and 83 shares held at cost at February 29, 2008 and February 28, 2007, respectively	(756)	(639)
Accumulated other comprehensive income (loss)	43	(2,402)

	26,355	22,050

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$85,626	$87,156

Q.E.P. CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)

	For the Three Months Ended		For the Fiscal Year Ended
	February 29, 2008	February 28, 2007	February 29, 2008	February 28, 2007
Net sales	$48,790	$53,258	$217,505	$216,006
Cost of goods sold	34,408	38,420	154,684	156,658

Gross profit	14,382	14,838	62,821	59,348

Costs and expenses:
Shipping	5,785	5,856	23,037	23,577
General and administrative	4,224	4,790	18,051	19,355
Selling and marketing	3,192	3,110	13,166	12,581
Impairment loss on goodwill and other intangibles	—	—	—	7,520
Other expense (income), net	(265)	(2)	(1,118)	(43)

Total costs and expenses	12,936	13,754	53,136	62,990

Operating income (loss)	1,446	1,084	9,685	(3,642)

Change in put warrant liability	—	118	(1,439)	1,437
Interest expense, net	(584)	(810)	(2,538)	(2,977)

Income (loss) before provision for income taxes	862	392	5,708	(5,182)
Provision for income taxes	376	167	3,512	624

Net income (loss)	$486	$225	$2,196	$(5,806)

Net income (loss) per share:
Basic	$0.14	$0.07	$0.63	$(1.71)

Diluted	$0.14	$0.06	$0.61	$(1.71)

Weighted average number of common shares outstanding
Basic	3,433	3,437	3,435	3,411

Diluted	3,542	3,594	3,588	3,411

Q.E.P. CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	February 29, 2008	February 28, 2007
Cash flows from operating activities:
Net income (loss)	$2,196	$(5,806)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,089	2,568
Impairment loss on goodwill and other intangibles	—	7,520
Change in fair value of put warrant liability	1,439	(1,437)
Write-off of accumulated foreign translation adjustment	323	478
Bad debt expense	284	313
Gain on sale of plant and equipment	(135)	—
Gain on sale of businesses	(547)	—
Stock-based compensation expense	244	171
Deferred income taxes	1,522	(3,657)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	1,708	(1,256)
Inventories	(254)	7,355
Prepaid expenses	(1,126)	2,381
Other assets	115	(78)
Trade accounts payable and accrued liabilities	(646)	(3,693)

Net cash provided by operating activities	7,212	4,859

Cash flows from investing activities:
Capital expenditures	(2,981)	(730)
Proceeds from sales of equipment	244	—
Proceeds from sales of businesses	3,801	—

Net cash provided by (used in) investing activities	1,064	(730)

Cash flows from financing activities:
Net borrowings under lines of credit	(3,202)	443
Borrowings of long term debt	3,509	—
Repayments of notes payable	(3,218)	(2,771)
Repayments of acquisition debt	(2,948)	(1,885)
Settlement of put warrant liability	(2,300)	—
Purchase of treasury stock	(120)	(120)
Proceeds from exercise of stock options	34	297
Dividends	(22)	(22)

Net cash used in financing activities	(8,267)	(4,058)

Effect of exchange rate changes on cash	118	(101)

Net increase (decrease) in cash	127	(30)

Cash and cash equivalents at beginning of year	822	852

Cash and cash equivalents at end of year	$949	$822

Non-GAAP Financial Measures

(In thousands except per share data)

Net Income Adjusted for the Change in the Put Warrant Liability and Other Non-Recurring Items and Earnings Per Share Adjusted for the Change in the Put Warrant Liability and Other Non-Recurring Items are Non-GAAP financial measures. The Company has included these Non-GAAP financial measures because it believes that the measures provide an indicator of profitability and performance of the Company’s operations and provide a meaningful comparison of its current operating performance with its historical results. The Company uses Net Income Adjusted for the Change in the Put Warrant Liability and Other Non-Recurring Items and Earnings Per Share Adjusted for the Change in the Put Warrant Liability and Other Non-Recurring Items as internal measures of its business. Net Income Adjusted for the Change in the Put Warrant Liability and Other Non-Recurring Items and Earnings Per Share Adjusted for the Change in the Put Warrant Liability and Other Non-Recurring Items are not meant to be considered a substitute or replacement for Net Income and Earnings Per Share as prepared in accordance with generally accepted accounting principles. The reconciliation of Net Income to Net Income Adjusted for the Change in the Put Warrant Liability and Non-Recurring Items and Earnings Per Share to Earnings Per Share Adjusted for the Change in the Put Warrant Liability and Other Non-Recurring Items is as follows:

	Year Ended
	February 29, 2008	February 28, 2007
Net income (loss), as reported (a)	$2,196	$(5,806)

Add back (deduct):
(Gain) loss on sale of businesses, net of tax	(346)	563
Impairment loss on goodwill and other intangible assets, net of tax	—	6,052
Realization of currency translation loss related to the disposition of certain assets and obligations of foreign subsidiary	323	478
Change in put warrant liability	1,439	(1,437)

Net income adjusted for the change in the put warrant liability and non-recurring items (b)	$3,612	$(150)

Earnings (loss) per share, as reported:
Basic ((a)/(c))	$0.63	$(1.71)
Diluted ((a)/(d))	$0.61	$(1.71)

Weighted average number of shares outstanding, as reported:
Basic (c)	3,435	3,411
Diluted (d)	3,588	3,411

Earnings per share adjusted for the change in the put warrant liability and non-recurring items:
Basic ((b)/(e))	$1.05	$(0.05)
Diluted ((b)/(f))	$1.00	$(0.05)

Weighted average number of shares outstanding as adjusted for the change in the put warrant liability and non-recurring items:
Basic (e)	3,435	3,411
Diluted (f)	3,588	3,411